UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2021

Walker & Dunlop, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35000	80-0629925
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 Wisconsin Avenue Suite 1200E Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 215-5500

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.01	WD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2021, at the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Walker & Dunlop, Inc. (the “Company”), the Board increased its size from eight to nine directors and elected Donna C. Wells to the Board and the Audit Committee, to serve until the next annual meeting of stockholders of the Company and until her successor is duly elected and qualified.

Ms. Wells is chief executive officer of Valencia Ventures, LLC a strategic consulting and corporate governance firm which she founded. From 2010-2017, Ms. Wells served as president and chief executive officer of Mindflash Technologies, Inc., an innovative, venture-backed enterprise software company that provided a cloud-based training platform for businesses. From 2007-2009, Ms. Wells was chief marketing officer at Mint Software, Inc. (“Mint”) where she led the growth strategy for this mobile personal finance software company from product launch to the company’s acquisition by Intuit. Prior to Mint, Ms. Wells led US marketing for Intuit and Expedia Group, roles which drew on her 20-years’ experience in strategic consumer and product marketing with leading brands including The American Express Company and The Charles Schwab Corporation. Ms. Wells is a member of the board of directors of Mitek Systems, Inc., a publicly traded software development company, where she serves as a member of the compensation and nominating and corporate governance committees and Apex Technology Acquisition Corporation, a publicly traded special acquisition company, where she serves as a member of the audit committee. She also serves on the boards of two private FinTech innovators: Betterment, an independent digital investment advisor and Happy Money, an online personal lending company. In September 2019, Ms. Wells was appointed by the Center for Entrepreneurial Studies at the Stanford University Graduate School of Business as a lecturer in Management. She holds a B.S. in Economics from The Wharton School at the University of Pennsylvania and an M.B.A. from Stanford University.

The Board has determined that Ms. Wells is an independent director under the New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Governance Guidelines. The Board has also determined that Ms. Wells qualifies as an “audit committee financial expert” as that term is defined by the applicable Securities and Exchange Commission regulations and the NYSE listing standards, and that Ms. Wells is “financially literate” as that term is defined by the NYSE listing standards.

In connection with her appointment, the Company entered into an indemnification agreement with Ms. Wells providing for the indemnification of and advancement of expenses to the maximum extent permitted by Maryland law for claims, suits or proceedings arising out of a director’s service to the Company.

Ms. Wells will receive the same fees for her service as the Company’s other independent directors and members of the Audit Committee, which fees were disclosed in the Company’s proxy statement for its 2020 Annual Meeting of Stockholders.  Annual cash compensation and restricted stock award will be pro-rated from the date of Ms. Wells’ election to the Board.

Item 7.01.	Regulation FD Disclosure.

A copy of the Company’s March 4, 2021 press release announcing the appointment of Ms. Wells is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 4, 2021
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Walker & Dunlop, Inc.
(Registrant)

Date: March 4, 2021	By:	/s/ Richard M. Lucas
Executive Vice President, General Counsel & Secretary

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